Exhibit 10.2

DUPONT FABROS TECHNOLOGY, INC.
Restricted Stock Award Agreement
Issued Under the 2016 Long-Term Incentive Compensation Plan
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), effective as of the ____ day of January, 2016, governs an award granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), of common stock of the Company, par value $0.001 per share (“Common Stock”), to __________________________ (the “Participant”), in accordance with and subject to the provisions of the Company’s 2011 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All capitalized terms used, but not defined, in this Agreement shall have the meaning given such terms in the Plan.
1.    Grant of Awards. In accordance with the Plan, and effective as of the date of this Agreement (the “Date of Grant”), the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of _____________________ (______) shares of Common Stock (the “Restricted Stock Award”).
2.    Vesting. The Participant’s interest in the shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable to the extent provided below.
(a)    Continued Service.
(i)    The Participant’s interest in ______ of the shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2017, if the Participant remains in continuous Service from the Date of Grant until March 1, 2017.
(ii)    The Participant’s interest in an additional ______ shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2018, if the Participant remains in continuous Service from the Date of Grant until March 1, 2018.
(iii)    The Participant’s interest in the remaining _____ shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2019, if the Participant remains in continuous Service from the Date of Grant until March 1, 2019.
(b)    Change in Control. The Participant’s interest in all of the shares of Common Stock covered by the Restricted Stock Award (if not sooner vested), shall become vested and nonforfeitable on a Change in Control if the Participant remains in continuous Service from the Date of Grant until the effective date of the Change in Control.
(c)    Death or Disability. In the event of (1) Participant’s death, or (2) Participant’s employment is terminated based on Participant’s Disability, Participant’s interest in the shares of Common Stock covered by the Restricted Stock Award (if not sooner vested) that would have become vested during the twelve (12) month period commencing on the date of death or such termination if Participant had remained employed with the Company or an Affiliate during such period shall become vested and nonforfeitable as of the date of death or such termination.
Except as provided in this Section 2 or any other agreement with the Company to which the Participant is a party, any shares of Common Stock covered by the Restricted Stock Award that are not vested and nonforfeitable on or before the date of the Participant’s termination of Service shall be forfeited on the date that such Service terminates.
3.    Transferability. Shares of Common Stock covered by the Restricted Stock Award that have not become vested and nonforfeitable under Section 2 cannot be transferred.
4.    Stockholder Rights. On and after the Date of Grant and prior to the forfeiture of shares of Common Stock covered by the Restricted Stock Award, the Participant shall have all of the rights as stockholder of the Company with respect to such shares, including the right to vote the shares and to receive, free of all restrictions, all dividends declared with respect to such shares. Notwithstanding the preceding sentence, any shares of Common Stock issued with respect to the shares of Common Stock covered by the Restricted Stock Award in a stock dividend, stock split, or similar event, shall be vested and transferable to the extent that the shares of Common Stock covered by this Stock Award become vested and transferable under Section 2.
5.    Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Restricted Stock Award.
6.    No Right to Continued Employment. The grant of the Restricted Stock Award does not give the Participant any right with respect to continuance of Service, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his Service at any time.
7.    Governing Law. This Agreement shall be governed by the laws of the State of Maryland.
8.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
9.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.
10.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	[PARTICIPANT]
By: _______________________________	___________________________________
Name: Title: